Exhibit 99.1

Starwood Hotels & Resorts Announces Anbang Consortium Has Withdrawn Offer

 Reaffirms Commitment to Merge with Marriott

Values Starwood at $77.94 Per Share or $13.3 Billion;
Total Per Share Value of $84.07 With Separate ILG Transaction Consideration

Provides Significant Upfront Cash and Long-Term Ownership in
Largest Hospitality Company in the World

Transaction Expected to Create $250 Million in Cost Synergies and Significant Revenue Synergies

Special Meeting of Stockholders to Consider Marriott Transaction Set for April 8

Stamford, CT, March 31, 2016 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) (“Starwood”) today announced that the consortium consisting of Anbang Insurance Group Co., Ltd., J.C. Flowers & Co. and Primavera Capital Limited (the “Consortium”) has informed Starwood that, as a result of market considerations, it has withdrawn its non-binding proposal to acquire all of the outstanding shares of common stock of Starwood for $82.75 per share in cash and does not intend to make another proposal.

Starwood’s Board of Directors continues to unanimously support the existing merger with Marriott International, Inc. (NASDAQ: MAR) (“Marriott”), which will create the largest hospitality company in the world.

Bruce Duncan, Chairman of Starwood’s Board, stated, "Throughout this process, we have been focused on maximizing stockholder value now and in the future.  Our Board is confident this transaction offers superior value for Starwood’s stockholders, can close quickly, and provides value-creation potential that will enable both sets of stockholders to benefit from future financial performance.  We continue to be very excited about the combination of our two companies and are committed to completing this deal in an expeditious manner. We are confident Starwood stockholders will support a merger that will create the world’s best and biggest hotel company and which offers significant long-term upside for not only our stockholders, but also our company and associates."

Thomas B. Mangas, Chief Executive Officer, continued, “We are excited to be part of the world’s largest hotel company with an unparalleled platform for global growth.  The existing merger agreement provides substantial value to our stockholders through significant upfront cash consideration and long-term upside potential from projected shared synergies, including $250 million in cost synergies and significant revenue synergies, as well as ownership in one of the world’s most respected companies.”

Under the terms of the amended merger agreement, as announced on March 21, 2016, Starwood shareholders will receive $21.00 in cash and 0.80 shares of Marriott Class A common stock for each share of Starwood common stock.  Excluding Starwood’s timeshare business, the transaction values Starwood at approximately $13.3 billion ($77.94 per share), consisting of $9.7 billion of Marriott stock, based on the closing price of $71.18 on March 31, 2016, and $3.6 billion of cash, based on approximately 170 million outstanding Starwood shares.  Starwood shareholders will own approximately 34 percent of the combined company’s common stock after completion of the merger, based on current shares outstanding.

Starwood stockholders will separately receive consideration in the form of Interval Leisure Group (NASDAQ: IILG) (“ILG”) common stock from the spin-off of the Starwood timeshare business and subsequent merger with ILG, currently valued at $6.13 per Starwood share, based on ILG’s share price as of market close on March 31, 2016 (the “ILG transaction”).  The amended agreement and the ILG transaction have a combined current value of $84.07 per share of Starwood common stock.

The special meeting of Starwood stockholders to vote on and approve the Marriott-Starwood merger agreement will be held as scheduled on Friday, April 8, 2016 at 10:00 a.m. Eastern Time at the Sheraton Stamford Hotel, 700 East Main Street, Stamford, CT 06901. The Starwood Board of Directors unanimously recommends that Starwood stockholders vote their shares “FOR” the merger agreement with Marriott at the April 8, 2016 special meeting.

Lazard and Citigroup are serving as financial advisors and Cravath, Swaine & Moore LLP is serving as legal counsel to Starwood.

About Starwood Hotels & Resorts Worldwide, Inc.
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with nearly 1,300 properties in approximately 100 countries and approximately 180,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences under the renowned brands: St. Regis®, The Luxury Collection®, W®, Design Hotels, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft®, Element®, and the recently introduced Tribute Portfolio™. The company also boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG®).  Visit www.starwoodhotels.com for more information and stay connected @starwoodbuzz on Twitter and Instagram and facebook.com/Starwood.

Cautionary Statement Regarding Forward Looking Statements
 This communication includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases.  Forward-looking statements are any statements other than statements of historical fact, including statements regarding Starwood’s and Marriott’s expectations, beliefs, hopes, intentions or strategies regarding the future.  Among other things, these forward-looking statements may include statements regarding the proposed combination of Starwood and Marriott; our beliefs relating to value creation as a result of a potential combination with Marriott; the expected timetable for completing the transactions; benefits and synergies of the transactions; future opportunities for the combined company; and any other statements regarding Starwood’s and Marriott’s future beliefs, expectations, plans, intentions, financial condition or performance. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, our financial and business prospects, our capital requirements, our financing prospects, our relationships with associates and labor unions, our ability to consummate potential acquisitions or dispositions or the spin-off of our vacation ownership business and its subsequent merger with a wholly owned subsidiary of ILG or realize the anticipated benefits of such transactions, and those disclosed as risks in other reports filed by us with the SEC, including those described in Part I of our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K as well as on Marriott’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K and those discussed in the joint proxy statement/prospectus included in the registration  statement on Form S-4 (Reg. No. 333-208684) filed by Marriott with the SEC on December 22, 2015 and the amendments thereto. Other risks and uncertainties include the timing and likelihood of completion of the proposed transactions between Starwood and Marriott, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals for the proposed transactions that could reduce anticipated benefits or cause the parties to abandon the transactions; the possibility that Starwood’s stockholders may not approve the proposed transactions; the possibility that Marriott’s stockholders may not approve the proposed transactions; the possibility that the expected synergies and value creation from the proposed transactions will not be realized or will not be realized within the expected time period; the risk that the businesses of Starwood and Marriott will not be integrated successfully; disruption from the proposed transactions making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; the possibility that the proposed transactions do not close, including due to the failure to satisfy the closing conditions; as well as more specific risks and uncertainties. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made.  Except as required by law, we disclaim any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The proposed transaction involving Marriott and Starwood will be submitted to Starwood’s stockholders and Marriott’s stockholders for their consideration.  In connection with the proposed transaction, Marriott has filed with the SEC on December 22, 2015 a registration statement on Form S-4 (Reg. No. 333-208684) (as amended, the “Registration Statement”) that includes a joint proxy statement/prospectus for Starwood’s stockholders and Marriott’s stockholders. The Registration Statement was declared effective by the SEC on February 17, 2016. Each of Marriott and Starwood mailed the joint proxy statement/prospectus to its respective stockholders beginning on or around February 19, 2016. This communication is not intended to be, and is not, a substitute for such filings or for any other document that Marriott or Starwood may file with the SEC in connection with the proposed transaction.  SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  The Registration Statement, the joint proxy statement/prospectus, the amendments thereto and other relevant materials and any other documents filed or furnished by Marriott or Starwood with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, security holders are able to obtain a free copy of the Registration Statement, the joint proxy statement/prospectus and the amendments thereto from Marriott by going to its investor relations page on its corporate web site at www.marriott.com or by directing a request to investorrelations@marriott.com, and from Starwood by going to its investor relations page on its corporate web site at www.starwoodhotels.com or by directing a request to ir@starwoodhotels.com.

NO OFFER OR SOLICITATION
This communication is neither an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Contacts:

For Media:

Starwood Hotels and Resorts Worldwide
K.C. Kavanagh, 866-478-2777, kc.kavanagh@starwoodhotels.com
Carrie Bloom, 203-964-5755, carrie.bloom@starwoodhotels.com

Sard Verbinnen & Co
George Sard, 212-687-8080, gsard@sardverb.com
Stephanie Pillersdorf, 212-687-8080, sp@sardverb.com

For Investors:

Starwood Hotels & Resorts Worldwide
Stephen Pettibone, (203) 351-3500, Stephen.pettibone@starwoodhotels.com

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